Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com

For Immediate Release

July 28, 2014

Cummins reports results for the second quarter of 2014

•	Second quarter revenues of $4.8 billion, EBIT of 13.6 percent of sales on stronger North American truck markets

•	Full year revenue expected to grow between 8 and 11 percent and EBIT to be in the range of 12.75 to 13.25 percent of sales

COLUMBUS, Indiana - Cummins Inc. (NYSE: CMI) today reported results for the second quarter of 2014.

Second quarter revenue of $4.8 billion increased 7 percent from the same quarter in 2013. The increase year-over-year was driven by stronger demand in on-highway markets and distributor acquisitions in North America.

Revenues in North America increased 14 percent while international sales decreased 1 percent compared to the second quarter a year ago. Within international markets, lower revenues in Mexico, Brazil and India offset stronger demand in China.

Earnings before interest and taxes (EBIT) were $657 million for the second quarter or 13.6 percent of sales. This compares to $621 million or 13.7 percent of sales a year ago.

Net income attributable to Cummins in the second quarter was $446 million ($2.43 per diluted share), compared to $414 million ($2.20 per diluted share) in the second quarter of 2013.

“Demand is growing in on-highway markets in North America this year as the economy improves and we have gained market share in medium duty truck and bus markets. Our Components business delivered very strong results in the second quarter generating record sales and profits,” said Chairman and CEO Tom Linebarger. “Earlier this month we raised the quarterly dividend by 25 percent and the Board of Directors also approved a new $1 billion share repurchase program, consistent with our commitment to return 50 percent of operating cash flow to shareholders and reflecting our confidence in the Company’s future.”

Based on the current forecast, Cummins expects full year 2014 revenues to grow between 8% and 11%, up from its previous forecast of growth of between 6% and 10%, due largely to improving demand in North America. EBIT is expected to be in the range of 12.75 to 13.25 percent of sales.

Other recent highlights:

•	The Company named Rich Freeland as President and Chief Operating Officer

•	Cummins was named 2013 Powertrain Supplier of the Year by Chrysler Group

•	The Company was ranked among the World’s Best in Newsweek’s 2014 Green Rankings for our continuous efforts to reduce our environmental footprint and make a positive impact on the environment

•	For the ninth straight year Cummins was awarded a perfect score by the Human Rights Campaign Foundation (HRC) in the 2014 Corporate Quality Index as part of HRC’s Best Place to Work Initiative

Second quarter 2014 detail (all comparisons to same period in 2013)

Engine Segment

•	Sales - $2.7 billion, up 3 percent

•	Segment EBIT - $311 million, or 11.3 percent of sales, compared to $339 million or 12.8 percent of sales

•	Increased demand in on-highway markets in North America offset weakness in global power generation and the Brazilian truck market

Components Segment

•	Sales - $1.3 billion, up 15 percent

•	Segment EBIT - $185 million, or 14.5 percent of sales, compared to $136 million or 12.2 percent of sales

•	Higher demand in on-highway markets in North America, Europe and China more than offset weaker demand in Brazil

Power Generation Segment

•	Sales - $743 million, down 9 percent

•	Segment EBIT - $61 million, or 8.2 percent of sales, compared to $76 million or 9.3 percent of sales

•	Lower revenues in most markets particularly North America, Asia Pacific and Middle East offset stronger demand in China and Africa

Distribution Segment

•	Sales - $1.2 billion, up 30 percent overall and up 2 percent excluding acquisitions

•	Segment EBIT - $126 million, or 10.2 percent of sales, compared to $100 million or 10.5 percent of sales

•	Higher revenues were primarily driven by acquisitions and stronger demand in North America and Africa.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 48,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 6,800 dealer locations. Cummins earned $1.48 billion on sales of $17.3 billion in 2013. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at @Cummins and on YouTube at CumminsInc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2014. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2013 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.